Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-30545, 33-37818, 333-118030 and 333-118031 on Form S-8 and Registration Statement Nos. 333-87254, 333-106709 and 333-02519 on Form S-3 of our reports dated March 20, 2007, relating to the consolidated financial statements and financial statement schedule of A.M. Castle & Co. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans effective December 31, 2006) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP DELOITTE & TOUCHE LLP

Chicago, Illinois March 20, 2007